Exhibit 10.4

TRANSITION AGREEMENT

I. RECITALS

A. This AGREEMENT, which is effective on the EFFECTIVE DATE, is by and between Newmont International Services Limited and Guy Lansdown (hereinafter “EMPLOYEE”).

B. In consideration of the promises contained in this AGREEMENT, NEWMONT and EMPLOYEE agree as follows:

II. DEFINITIONS

The following definitions shall be applicable for the purposes of only this AGREEMENT:

A. “AGREEMENT” means this Transition Agreement.

B. “CLAIMS” means any debt, obligation, demand, application for attorneys’ fees and/or dispute resolution costs, cause of action, judgment, controversy or claim of any kind whatsoever between EMPLOYEE and NEWMONT, whether arising under common law or statute, including but not limited to claims for breach of contract (express or implied), quasi-contract, promissory estoppel, tort, fraud, misrepresentation, discrimination or any other legal theory; disputes relating to the employment relationship between the parties, termination thereof, or the interpretation of this AGREEMENT; any and all debts, obligations, claims, demands, compensation, or rights under the company’s employee benefit plans; claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Family and Medical Leave Act of 1993; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Worker Adjustment and Retraining Notification Act; or any other applicable federal, state, or local statute or ordinance, excluding claims for workers’ compensation benefits and claims under the Fair Labor Standards Act of 1938, as amended.

C. “EFFECTIVE DATE” means the first date upon which all of the following have occurred: (1) EMPLOYEE has executed this AGREEMENT; (2) the revocation period, if any, has expired without revocation by EMPLOYEE and; (3) the executed agreement has been timely returned to Kelli McKeehan, Group Executive of Human Resources, Newmont, 6363 South Fiddlers Green Circle, Greenwood Village, CO 80111.

D. “EMPLOYEE” means Guy Lansdown.

E. “NEWMONT” means Newmont International Services Limited and any predecessor or current or former subsidiary, parent, affiliated company, or successor of any of them, or benefit plan maintained or participated in by any of them , and the current and former directors, officers, employees, shareholders and agents of any or all of them, unless otherwise specifically stated in this AGREEMENT.

III. COVENANTS

A. Transition Services. EMPLOYEE will continue his at-will employment with NEWMONT until August 15, 2012 (“Transition Period”), in a position designed to transfer EMPLOYEE’S duties as Executive Vice President of Discovery and Development to the designated leadership of NEWMONT. During the Transition Period, EMPLOYEE shall receive base salary at the same rate as EMPLOYEE’S base salary as of March 1, 2012, and EMPLOYEE shall be entitled to benefits under the health, welfare and retirement benefits of NEWMONT for which EMPLOYEE is eligible pursuant to the terms of such plans. However, EMPLOYEE agrees that as of the EFFECTIVE DATE of this AGREEMENT that he is not eligible for: 1) severance benefits of any kind under the Executive Severance Plan of Newmont, or any other severance plan of Newmont, and; 2) change of control benefits of any kind under the Executive Change of Control Plan of Newmont or any other change of control plan of Newmont.

B. Consideration for Transition Services. NEWMONT shall pay to EMPLOYEE: 1) a one-time cash lump sum amount of $1,012,550 on January 15, 2013, and; 2) a pro-rated (pro-rated to August 15, 2012) cash bonus determined according to the terms of the Senior Executive Compensation Program (“SECP”), based upon actual company performance for 2012 and target personal performance for 2012.

C. Employment Beyond Transition Period. On August 15, 2012, NEWMONT shall offer to EMPLOYEE a part-time at-will position with NEWMONT for at least 8 hours per week, or equivalent hours on an alternative schedule depending upon the nature of the assigned work. NEWMONT shall collaborate with EMPLOYEE to assign work to EMPLOYEE for the part-time position, including providing reasonable notice to EMPLOYEE of assigned work and associated travel, and taking into consideration commitments that EMPLOYEE has outside of NEWMONT. NEWMONT shall have the right to determine the cash compensation for the offered part-time role, and EMPLOYEE understands and agrees that the part-time at-will position shall not be eligible for: 1) a cash bonus (presently known as Annual Incentive Compensation Program) of any sort; 2) any kind of equity compensation, including but not limited to performance leveraged stock units, strategic stock units, restricted stock units, financial performance shares or stock options; 3) severance benefits of any kind, including but not limited to benefits under the Executive Severance Plan of Newmont and the Severance Plan of Newmont, and; 4) change of control benefits of any kind under the Executive Change of Control Plan of Newmont or any other change of control plan of Newmont. The part-time at-will offer of employment will be eligible for all other health, welfare and retirement benefits based upon the provisions of the applicable plan document.

D. Treatment of Financial Performance Shares and Stock Options Granted as of December 31, 2011. All financial performance shares and stock options granted to EMPLOYEE as of December 31, 2011, shall continue to vest according to the terms of the award agreement, as long as EMPLOYEE continues employment with NEWMONT. If EMPLOYEE separates employment with NEWMONT for any reason other than cause, as defined in the Executive Severance Plan of Newmont, before February 15, 2014, NEWMONT shall apply the severance provision of the applicable equity award agreement.

E. Treatment of Performance Leveraged Stock Units. With respect to performance leveraged stock unit targets established in 2010, 2011 and 2012, EMPLOYEE shall be entitled to actual payout of such awards at the end of the performance period, if EMPLOYEE is employed at the time of payout with NEWMONT. If EMPLOYEE separates employment with NEWMONT for any reason other than cause as defined in the Executive Severance Plan of Newmont, before March 5, 2015, NEWMONT shall apply the severance treatment to any outstanding performance leveraged stock unit targets as stated in the SECP.

F. Health Insurance Benefits in the Event of Separation of Employment before February 15, 2014. If EMPLOYEE separates employment with NEWMONT for any reason other than cause, as defined in the Executive Severance Plan of Newmont, before February 15, 2014, NEWMONT shall pay EMPLOYEE’S costs for Consolidated Omnibus Reconciliation Act (“COBRA”) coverage for the remaining period of time up to February 15, 2014, if EMPLOYEE elects COBRA.

G. Alternative Employment after August 15, 2012. If EMPLOYEE accepts the offer of part-time employment with NEWMONT after August 15, 2012, and EMPLOYEE wants to accept employment or conduct consulting with any non-NEWMONT entity, EMPLOYEE shall provide a written request to NEWMONT specifying the proposed arrangement, nature of work and entity for which EMPLOYEE would work or consult. NEWMONT shall have the right to either grant or deny EMPLOYEE the right to accept the alternative employment or consulting, while maintaining continued employment with NEWMONT. NEWMONT’S decision shall be based upon its reasonable discretion, but in no event shall NEWMONT be required to grant EMPLOYEE the right to accept employment or consulting with a competitor of NEWMONT or if EMPLOYEE’S request presents a conflict of interest for EMPLOYEE, as determined in the reasonable discretion of NEWMONT.

H. Release of Claims By EMPLOYEE. As a material inducement to NEWMONT to enter into this AGREEMENT, EMPLOYEE, as a free and voluntary act, hereby forever releases and discharges NEWMONT from, and covenants not to sue NEWMONT for, CLAIMS which EMPLOYEE might have or assert against NEWMONT (1) by reason of EMPLOYEE’S employment by NEWMONT and all circumstances related thereto up to the EFFECTIVE DATE of this AGREEMENT; or (2) by reason of any other matter, cause or thing whatsoever which may have occurred between EMPLOYEE and NEWMONT prior to the EFFECTIVE DATE of this AGREEMENT, excluding claims regarding EMPLOYEE’s vested Pension or Savings Plan benefits.

IV. ADDITIONAL PROVISIONS

A. Severability. In case any one or more of the provisions of this AGREEMENT shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

B. Entire Agreement. This AGREEMENT supersedes all prior written and verbal promises and agreements between the parties. This AGREEMENT constitutes the entire agreement between the parties and may be amended, modified or superseded only by a written agreement signed by both parties. No oral statements by any employee of NEWMONT shall modify or otherwise affect the terms and provisions of this AGREEMENT.

C. Governing Law. This AGREEMENT shall be construed in accordance with the laws of the State of Colorado.

D. No Admission of Liability. NEWMONT denies that it has taken any improper action against EMPLOYEE in violation of any federal, state, or local law or common law principle. The parties agree that this AGREEMENT shall not be admissible in any proceeding as evidence of any improper conduct by NEWMONT.

E. Free and Voluntary Act. This release means, in part, that EMPLOYEE gives up all rights to damages and/or money based upon any claims against NEWMONT of age discrimination that arise through the date this AGREEMENT is signed. EMPLOYEE acknowledges that EMPLOYEE has been given at least twenty-one (21) days to consider this AGREEMENT and that EMPLOYEE has been advised to consult with an attorney prior to signing this AGREEMENT. EMPLOYEE may waive the balance of the twenty-one (21) day consideration period by signing this AGREEMENT sooner. EMPLOYEE further acknowledges that by law EMPLOYEE has the right to revoke (that is, cancel) this AGREEMENT within seven (7) calendar days of signing it. To be effective, EMPLOYEE’S revocation must be in writing and tendered to Kelli McKeehan, Group Executive of Human Resources, Newmont, 6363 South Fiddlers Green Circle, Greenwood Village, CO 80111, either by mail or by hand delivery within the seven (7) day period. If by mail, the revocation must be: 1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested. In the event that EMPLOYEE exercises this right to revoke, EMPLOYEE agrees to return to NEWMONT any and all sums paid to EMPLOYEE in consideration of the AGREEMENT.

F. No Other Representations. EMPLOYEE acknowledges that no promises or representations have been made to induce EMPLOYEE to sign this AGREEMENT other than as expressly set forth herein and that EMPLOYEE has signed this AGREEMENT as a free and voluntary act.

THIS IS A RELEASE – BY SIGNING, YOU ARE ACKNOWLEDGING THAT YOU

HAVE READ, UNDERSTAND, AND AGREE TO THE TERMS SET FORTH

ABOVE. BEFORE SIGNING YOU SHOULD READ CAREFULLY

AND CONSULT WITH AN ATTORNEY

NEWMONT		EMPLOYEE

By:	/s/ William N. MacGowan	/s/ Guy Lansdown
Title:	EVP, Human Resources
Date:	May 18, 2012	Date: May 15, 2012